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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

INTRODUCTION
ELECTION OF DIRECTORS
DIRECTORS AND BENEFICIAL OWNERSHIP
Directors
Board Information
Compensation of Directors
Security Ownership of Certain Beneficial Owners and Management
Section 16(a) Beneficial Ownership Reporting Compliance
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants and Exercises and Long-Term Incentive Awards in Last Fiscal Year
Pension Plan and Benefits
Retirement Savings Plan
Employment Agreements
Other Compensation Arrangements
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
Introduction
Executive Compensation Policy
Base Salary
Annual Incentives
Long-Term Incentives
Chief Executive Officer Compensation
Tax Treatment of Executive Compensation
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
FEES OF INDEPENDENT AUDITORS
CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS
CERTAIN TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL NO. 2)
STOCKHOLDER PROPOSAL (PROPOSAL NO. 3)
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS
APPENDIX A

LEAR CORPORATION

21557 Telegraph Road
Southfield, Michigan 48034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 13, 2004
10:00 A.M., Eastern Time

Dear Fellow Stockholder:

      On behalf of the Board of Directors, you are cordially invited to attend the 2004 Annual Meeting of Stockholders to be held on Thursday, May 13, 2004, at 10:00 a.m. (Eastern time) at Lear Corporation, 5200 Auto Club Drive, Dearborn, Michigan 48126. The purpose of the meeting is to:

1. elect three directors;

2. ratify the appointment of Ernst & Young LLP as our independent auditors for 2004;

3. consider a stockholder proposal, if presented at the meeting; and

4. conduct any other business properly before the meeting.

      Attendance and voting are limited to stockholders of record at the close of business on March 19, 2004. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our offices during the ten days prior to the meeting and also at the meeting.

      Your vote is important. Whether you plan to attend the meeting or not, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

      Thank you for your continued support of our company.

ROBERT E. ROSSITER
Chairman and Chief Executive Officer

March 31, 2004

LEAR CORPORATION

21557 Telegraph Road
Southfield, Michigan 48034

PROXY STATEMENT

INTRODUCTION

Annual Meeting

      The 2004 Annual Meeting of Stockholders will be held at Lear Corporation, 5200 Auto Club Drive, Dearborn, Michigan 48126, on Thursday, May 13, 2004, at 10:00 a.m. (Eastern time).

Record Date

      The date fixed to determine stockholders entitled to notice of and to vote at the meeting is the close of business on March 19, 2004.

Mailing Date

      We anticipate first mailing this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 5, 2004.

Agenda

      The agenda for the meeting is:

1.	to elect three directors;

2.	to ratify the appointment of Ernst & Young LLP as our independent auditors for 2004;

3.	to consider a stockholder proposal, if presented at the meeting; and

4.	to conduct any other business properly before the meeting.

Proxy Solicitation

      Our Board of Directors is soliciting this proxy. Certain of our officers and employees may also solicit proxies personally and by telephone. The cost of solicitation, including the cost of mailing, will be paid for by the Company. MacKenzie Partners, Inc. will assist us in soliciting brokers and nominees at a cost of approximately $6,500 plus its expenses. We have requested that banks, brokers and other custodian nominees and fiduciaries supply, at our expense, proxy material to the beneficial owners of our common stock.

Voting of Proxies

      Your proxy will be voted in accordance with your instructions, provided that you date, execute and return a proxy card. If you provide no specific instructions in the proxy card, your shares will be voted FOR our Board’s nominees named on the proxy card, FOR the ratification of the appointment of our independent auditors, and AGAINST the approval of the stockholder proposal, if presented.

      We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

      You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Daniel A. Ninivaggi, our Vice President, Secretary and General Counsel, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the meeting and voting either in person or by ballot.

Outstanding Shares

      On the record date, there were approximately 68,792,400 shares of our common stock outstanding. Our common stock is the only class of our voting securities outstanding.

Quorum

      A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present.

Voting

      Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

Required Vote

      Our directors are elected by a plurality of the votes cast by the holders of our common stock. “Plurality” means that the three individuals who receive the highest number of the votes will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a higher number of votes.

      For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked ABSTAIN with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such items.

      If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

Annual Report

      Lear Corporation’s 2003 Annual Report is being mailed to you with this proxy statement.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

      The Board consists of three classes. One class of directors is elected at each annual meeting of stockholders to serve a three year term. Directors elected at the 2004 Annual Meeting of Stockholders will hold office until their successors are elected at the 2007 Annual Meeting of Stockholders. Directors not up for election this year will continue in office for the remainder of their terms.

      The Nominating and Corporate Governance Committee has nominated Larry W. McCurdy, Roy E. Parrott and Richard F. Wallman to stand for election to the Board. The Board has determined that each nominee is an independent director under the New York Stock Exchange listing requirements. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted FOR the election of all nominees.

      All nominees have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the meeting.

Nominees For Terms Expiring at the 2007 Annual Meeting

Larry W. McCurdy	Age: 68

Mr. McCurdy has been a director of Lear since 1988. In July 2000, Mr. McCurdy retired from Dana Corporation, a motor vehicle parts manufacturer and after-market supplier, where he served as President, Dana Automotive Aftermarket Group, since July 1998. Mr. McCurdy was Chairman of the Board, President and Chief Executive Officer of Echlin, a motor vehicle parts manufacturer, from March 1997 until July 1998 when it was merged into Dana Corporation. Prior to this, Mr. McCurdy was Executive Vice President, Operations of Cooper Industries, a diversified manufacturing company, from April 1994 to March 1997. Mr. McCurdy also serves as a director of American Axle and Manufacturing Holdings, Inc., General Parts, Inc. and Mohawk Industries, Inc.

Roy E. Parrott	Age: 63

Mr. Parrott has been a director of Lear since February 1997. In January 2003, Mr. Parrott retired from Metaldyne Corporation where he served as President of Business Operations since December 2000. Metaldyne Corporation, an integrated metal solutions supplier, purchased Simpson Industries, Inc. in December 2000. Previously, Mr. Parrott was the Chief Executive Officer of Simpson Industries, Inc. from 1994 to December 2000 and Chairman of Simpson Industries, Inc. from November 1997 to December 2000.

Richard F. Wallman	Age: 53

Mr. Wallman has been a director of Lear since November 2003. Mr. Wallman has more than 25 years of executive-level operations and financial oversight experience, most recently as Senior Vice President and Chief Financial Officer of Honeywell International, Inc. from 2000 to 2002 and of AlliedSignal, Inc. from 1995 to 1999. He has also held positions with International Business Machines Corporation, Chrysler Corporation and Ford Motor Company. Mr. Wallman also serves as a director of Hayes-Lemmerz International, Ariba, Inc., Avaya Inc. and ExpressJet Holdings, Inc.

YOUR BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NOMINEE.

DIRECTORS AND BENEFICIAL OWNERSHIP

Directors

      Set forth below is a description of the business experience of each of our directors other than Messrs. McCurdy, Parrott and Wallman, whose biographies are set forth above. The terms of Ms. Bingaman and Messrs. Mallett, Rossiter and Vandenberghe expire at the annual meeting in 2005, and the terms of Messrs. Fry, Spalding and Stern expire at the annual meeting in 2006. Kenneth L. Way, whose term expires at this annual meeting, is retiring from our Board as of the date of the annual meeting.

Anne K. Bingaman	Age: 60

Ms. Bingaman, who has been a director of Lear since February 2004, is the founder and Chairman of Valor Telecommunications, LLC, a privately-held telecommunications company serving the southwestern United States. Ms. Bingaman also served as Chief Executive Officer of Valor Telecommunications from September 1999 to January 2002. Prior to founding Valor Telecommunications, Ms. Bingaman served as President of the Local Services Division of LCI International, Inc, the nation’s sixth largest long distance company, from January 1997 to June 1998. Prior to joining LCI International, Ms. Bingaman served as Assistant Attorney General and Head of the Antitrust Division of the United States Department of Justice from June 1993 to October 1996.

David E. Fry	Age: 60

Dr. Fry, who has been a director of Lear since August 2002, has been the President and Chief Executive Officer of Northwood University, a university of business administration with campuses in Midland, Michigan, Dallas, Texas and Palm Beach, Florida, since 1982. Dr. Fry also serves as a director of Reynolds and Reynolds Company, Decker Energy International and Chemical Bank and Trust Co. (Midland, Michigan). Dr. Fry is also a director and member of the executive committee of the Automotive Hall of Fame and the Chairman of the Michigan Higher Education Facilities Authority.

Conrad L. Mallett, Jr.	Age: 51

Justice Mallett, who has been a director of Lear since August 2002, has been the President of Sinai Grace Hospital since August 2003. Prior to his current position, Justice Mallett served as the Chief Administrative Officer of the Detroit Medical Center since March 2003. Previously, he served as President and General Counsel of Hawkins Food Group LLC from April 2002 to March 2003, and Transition Director for Detroit Mayor Kwame M. Kilpatrick and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield, Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997. Justice Mallett also serves as a director of TechTeam Global, Inc. and serves on the Executive Board of the Metropolitan Detroit YMCA.

Robert E. Rossiter	Age: 58

Mr. Rossiter is the Chairman of the Board, a position he has held since January 1, 2003. Mr. Rossiter also serves as our Chief Executive Officer, a position he has held since October 2000. Mr. Rossiter served as our President from 1984 until December 2002 and served as Chief Operating Officer from 1988 to April 1997 and from November 1998 to October 2000. Mr. Rossiter has been a director of Lear since 1988. Mr. Rossiter also served as our Chief Operating Officer — International Operations from April 1997 to November 1998. Mr. Rossiter also serves, without compensation, on the Board of Trustees of Northwood University as a Trustee.

David P. Spalding	Age: 49

Mr. Spalding has been a director of Lear since 1991. Mr. Spalding has been a Vice Chairman of The Cypress Group L.L.C., a private equity fund manager, since 1994. Mr. Spalding is also a director of AMTROL, Inc., Williams Scotsman, Inc. and Republic National Cabinet Corporation.

James A. Stern	Age: 53

Mr. Stern has been a director of Lear since 1991. Mr. Stern is Chairman of The Cypress Group L.L.C., a private equity fund manager, a position he has held since 1994. He is also a director of Cinemark U.S.A., Inc., AMTROL, Inc. and WESCO International, Inc.

James H. Vandenberghe	Age: 54

Mr. Vandenberghe is our Vice Chairman, a position which he has held since November 1998. Mr. Vandenberghe has been a director of Lear since 1995. He served as our President and Chief Operating Officer — North American Operations from April 1997 to November 1998. He also served as our Chief Financial Officer from 1988 to April 1997 and as our Executive Vice President from 1993 to April 1997.

Board Information

     Corporate Governance

      The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.lear.com. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website.

     Board Meetings

      In 2003, our full Board held six (6) meetings. In addition to our full Board meetings, our directors attend meetings of permanent committees established by our Board. Each director other than Mr. Way participated in at least 75% of the total number of meetings of our Board and the committees on which he or she serves. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2003, all of our directors attended the annual meeting of stockholders held on May 8, 2003.

     Meetings of Non-Employee Directors

      In accordance with our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange, our non-management directors meet regularly in executive sessions of the Board without management present. Our non-management directors have elected Larry W. McCurdy as the Presiding Director of such non-management sessions of our Board.

     Independence of Directors

      The Board has adopted Corporate Governance Guidelines to address significant issues of corporate governance, including Board and Board committee composition and responsibilities, compensation of directors, executive selection and succession planning and director tenure. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board any changes to the Guidelines.

      The Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must meet the criteria for independence set forth under applicable law and the New York Stock Exchange listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board has established guidelines to assist in determining director independence. These guidelines are set forth as Exhibit A to our Corporate Governance Guidelines and can be found on our website at www.lear.com. In addition to applying these director independence guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination. Based on the New York Stock Exchange listing standards and our director independence guidelines, the Board has affirmatively determined that each of our directors is independent, other than our Chairman and Chief Executive Officer, Robert E. Rossiter, our Vice Chairman, James H. Vandenberghe, and our former Chairman and Chief Executive Officer, Kenneth L. Way, who is retiring as a director at the 2004 annual meeting of stockholders. In making its determinations, the Board noted that Mr. Parrott and Mr. Spalding have family members who are employed by Lear. The Board determined that these relationships are not material. Each such employment relationship is maintained on an arm’s length basis; none of the family members is an executive officer or senior manager of Lear or a member of the household of the related director; and neither director has a material interest in the employment relationships. The Board also noted that Mr. Rossiter serves as a Trustee of Northwood University, of which Dr. Fry is President and Chief Executive Officer. Mr. Rossiter is not on the compensation committee of the Board of Trustees of Northwood. Northwood is a university which prepares and trains students for careers in the automotive industry. Lear actively recruits employees from Northwood and has sponsored automotive programs at Northwood in the past. The Board believes that Mr. Rossiter’s uncompensated service as a Trustee of Northwood and Lear’s sponsorship of automotive programs at the university further the interests of Lear. The Board has concluded that these relationships are not material.

     Communications to the Board

      Stockholders and interested parties can contact the Board through written communication sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48034, Attention: General Counsel. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be posted on our website at www.lear.com.

      Communications of a confidential nature can be made directly to Lear’s non-management directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee or the Presiding Director. Any submissions to the Audit Committee or the Presiding Director should be marked confidential and addressed to Chairman of the Audit Committee or the Presiding Director, as the case may be, c/o Lear Corporation, P.O. Box 604, Southfield, Michigan 48037. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time on our website at www.lear.com. The submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the Presiding Director in the investigation of such matter.

     Audit Committee

      The Audit Committee currently consists of Mr. McCurdy, Mr. Stern, Dr. Fry and Mr. Wallman, with Mr. McCurdy serving as Chairman. In 2003, the Audit Committee, which held seven (7) meetings during the year, consisted of Mr. McCurdy, Mr. Stern, Ms. Irma B. Elder, Dr. Fry and Mr. Wallman, all of whom were non-employee directors. Ms. Elder was a member of the Audit Committee until she retired from the Board in May 2003. Dr. Fry and Mr. Wallman were appointed to the Audit Committee on May 8, 2003 and November 13, 2003, respectively. The Board has determined that all of the current members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. In addition, the Board has determined that Mr. McCurdy and Mr. Wallman are audit committee financial experts as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended. For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report” beginning on page 25. The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is attached hereto as Appendix A, and is available on our website at www.lear.com.

     Compensation Committee

      The Compensation Committee currently consists of Mr. Spalding, Mr. McCurdy and Ms. Bingaman, with Mr. Spalding serving as Chairman. In 2003, the Compensation Committee, which held five (5) meetings during the year, consisted of Mr. Spalding, Mr. Parrott and Mr. McCurdy. Ms. Bingaman was appointed to the Compensation Committee and Mr. Parrott resigned from the Compensation Committee in the first quarter of 2004. The Compensation Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The Board has determined that all of the members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com.

     Executive Committee

      The Executive Committee currently consists of Mr. Way, Mr. Rossiter, Mr. Stern, Mr. Spalding and Mr. McCurdy, with Mr. Stern serving as Chairman. The Executive Committee meets, as needed, during intervals between meetings of our Board and may exercise certain powers of our Board relating to the general supervision and control of the business and affairs of our Company. In 2003, the Executive Committee did not meet.

     Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee currently consists of Mr. Stern, Justice Mallett and Dr. Fry, with Mr. Stern serving as Chairman. Effective August 14, 2003, the Board expanded the role of the Nominating Committee and redesignated it as the Nominating and Corporate Governance Committee. In 2003, the Nominating and Corporate Governance Committee, which held two (2) meetings during the year, consisted of Mr. Stern, Justice Mallett and Dr. Fry. The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.

      The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending to the Board director nominees for the next annual meeting of the stockholders of the Company; (iii) in the event of a vacancy on or increase in the size of the Board, recommending to the Board director nominees to fill such vacancy or newly established Board seat; (iv) recommending to the Board director nominees for each committee of the Board; (v) establishing and reviewing annually the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) reviewing potential conflicts of interest involving executive officers of the Company.

      The Nominating and Corporate Governance Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com.

     Recommendation of Directors by Stockholders

      In accordance with its charter, the Nominating and Corporate Governance Committee will consider candidates for election as a director of the Company recommended by any Company stockholder, provided that the recommending stockholder follows the same procedures set forth in Section 2.3 of the Company’s By-Laws for nominations by stockholders of persons to serve as directors.

      Pursuant to Section 2.3 of the By-Laws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting; provided, however, that if the Company has not “publicly disclosed” the date of the meeting at least 70 days prior to the meeting date, notice may be timely made by a stockholder if received by the Secretary of the Company not later than the close of business on the tenth day following the day on which the Company publicly disclosed the meeting date. For purposes of the By-Laws, “publicly disclosed” or “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission.

      The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice, and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations should be sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48034; Attention: Daniel A. Ninivaggi, Vice President, Secretary & General Counsel.

      A copy of our By-Laws has been filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on August 9, 2002.

     Criteria for Selection of Directors

      The following are the general criteria for the selection of the Company’s directors that the Nominating and Corporate Governance Committee utilizes in evaluating candidates for Board membership. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents and experiences that the Nominating and Corporate Governance Committee believes would contribute to the effective functioning of our Board. The general criteria set forth below are not listed in any particular order of importance.

•	Strong automotive background, with an understanding of Lear’s customers and markets.

•	Extensive general business background with a record of achievement.

•	Financial and accounting expertise.

•	Gender, racial and geographic diversity.

•	Strong international experience, particularly in those regions in which Lear seeks to conduct business.

•	Understands the potential role of technology in the development of Lear’s business.

•	Marketing or sales background in the automotive industry.

•	Schedule is sufficiently flexible to permit attendance at Board meetings at regularly scheduled times.

•	A contributor but accepting of opinions of others and supportive of decisions that are in the stockholders’ best interests.

•	Able to assimilate complex business problems and analyze them in the context of the Company’s strategic goals.

•	A team player yet possessing independence to appropriately question and challenge corporate strategy, as required.

      The Nominating and Corporate Governance Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the criteria for Board membership and selection of new directors, including independence standards. The Nominating and Corporate Governance Committee may also recommend to the Board changes to the portfolio of director skills, experience, perspective and background required for the effective functioning of the Board considering the Company’s strategy and its regulatory, geographic and market environments. Any such changes to the director selection criteria must be approved by the Board.

      The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. Once a potential candidate has been identified, the Nominating and Corporate Governance Committee evaluates the potential candidate based on the Board’s criteria for selection of directors (described above) and the composition and needs of the Board at the time.

      To date, no director candidates have been recommended by stockholders. If a director candidate were to be recommended by a stockholder in accordance with the procedures set forth under “Recommendation of

Directors by Stockholders” above, the Nominating and Corporate Governance Committee would evaluate such candidate in the same manner in which it evaluates other director candidates considered by the committee.

      In October 2003, the Nominating and Corporate Governance Committee approved the retention of SpencerStuart, a third-party search firm, to assist the committee with its search for qualified director candidates. The firm has the task of identifying potential director candidates based on the criteria for the selection of the Company’s directors approved by the Board of Directors.

Compensation of Directors

      During 2003, each of our non-employee directors received an annual retainer of $42,000. Beginning in 2004, our Presiding Director will receive an annual retainer of $50,000, with each other non-employee director continuing to receive an annual retainer of $42,000. Each non-employee director received a fee of $1,500 for each Board and committee meeting attended. Each non-employee director who chaired a committee of our Board received an additional fee of $1,000 for each such committee meeting attended. Non-employee directors were also reimbursed for their expenses incurred in attending meetings. In addition, in 2003 each non-employee director received an option to purchase 2,000 shares of Lear common stock with an exercise price per share equal to the fair market value of the common stock on the date of the grant. Option grants to non-employee directors were made on November 13, 2003 with an exercise price of $58.33 per share. The options granted to non-employee directors expire ten years from the date of grant and become exercisable three years following the grant date. In the event of a director’s termination of service, the Board may determine that the options become immediately exercisable, and such options generally will be exercisable for three years thereafter. The options are also immediately exercisable upon a director’s termination of service for death or disability, and such options generally will be exercisable for 13 months thereafter. Non-employee directors will be eligible to receive option grants in the future as partial compensation for their services.

      The non-employee director annual retainer and meeting fees are payable quarterly pursuant to the Lear Corporation Outside Directors Compensation Plan, which was approved by our Board in November 2003 and is filed as Exhibit 10.13 to our annual report on Form 10-K for the year ended December 31, 2003. A non-employee director may elect to defer receipt of all or a portion of his or her annual retainer and meeting fees. At the non-employee director’s election, amounts deferred will be:

•	credited to a notional account and bear interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan); or

•	credited to a stock unit account.

      Each stock unit is equal in value to one share of Lear common stock, but does not have voting rights. Stock units are credited with dividend equivalents which are paid into an interest account (credited with interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan)) if and when the Company declares and pays a dividend on its common stock.

      In general, amounts deferred are paid to a non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control (as defined in the Outside Directors Compensation Plan) occurs.

      Amounts deferred are paid in cash in a single sum payment or, at the director’s election, in installments. Deferred stock units are paid based on the fair market value of our common stock on the payout date.

      In February 1997, we implemented stock ownership guidelines for non-employee directors. These ownership guidelines require each non-employee director to own stock or deferred stock units equal in value to three times the annual retainer within five years of becoming a director.

      Directors who are also our employees receive no compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or committee meetings of our Board.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of March 19, 2004 (except as indicated below), beneficial ownership, as defined by Securities and Exchange Commission rules, of our common stock and ownership of restricted stock units and deferred stock units by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated.

	Number of Shares		Percentage of	Number of Restricted
	of Common Stock		Common Stock	Stock Units/Deferred
	Owned Beneficially		Owned Beneficially	Stock Units Owned(15)

AXA Financial, Inc.(1)	10,188,581		15.1%	N/A
Wellington Management Company, LLP(2)	4,362,370		6.4%	N/A
Robert E. Rossiter(3)(4)	204,673	(5)	*	135,771
James H. Vandenberghe(3)(4)	157,489	(6)	*	59,155
Douglas G. DelGrosso(4)	99,724	(7)	*	36,051
Donald J. Stebbins(4)	84,931	(8)	*	33,565
David C. Wajsgras(4)	6,273		*	36,133
Anne K. Bingaman(3)	0		*	0
David E. Fry(3)	1,103		*	0
Conrad L. Mallett(3)	475		*	835
Larry W. McCurdy(3)	19,500	(9)	*	6,092
Roy E. Parrott(3)	5,230	(10)	*	80
David P. Spalding(3)	12,250	(11)	*	4,098
James A. Stern(3)	12,650	(12)	*	6,092
Richard F. Wallman(3)	1,500		*	0
Kenneth L. Way(3)	50,000	(13)	*	55,674
Total Executive Officers and Directors as a Group (18 individuals)	707,237	(14)	1.0%	414,126	(16)

*	Less than 1%

(1)	We have been informed by AXA Financial, Inc. and certain of its affiliates, in an amended report on Schedule 13G dated February 10, 2004, that (a) they are parent holding companies of (i) Alliance Capital Management L.P., an investment advisor which acquired the shares solely for investment purposes on behalf of client discretionary investment advisory accounts, and (ii) the Equitable Life Assurance Society of the United States, AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC, which acquired the shares solely for investment purposes, (b) they exercise sole power to vote 5,267,937 shares and shared power to vote 1,262,904 shares, (c) they exercise sole dispositive power over 9,909,471 shares and shared dispositive power over 279,110 shares, and (d) they beneficially own the shares reported pursuant to (i) the investment advisory role of their subsidiary, Alliance Capital Management L.P., and (ii) the direct holdings of their subsidiaries. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(2)	We have been informed by Wellington Management Company, LLP (“WMC”), on behalf of itself and its wholly-owned subsidiary Wellington Trust Company, NA, in a report on Schedule 13G dated February 12, 2004, that (a) WMC is a registered investment advisor and that WMC and its subsidiary may be deemed to beneficially own the shares held by its clients, and (b) WMC and its subsidiary exercise sole voting power over no shares, shared voting power over 3,633,330 shares, sole dispositive power over no shares and shared dispositive power over 4,362,370 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(3)	The individual is a director.

(4)	The individual is a named executive officer.

(5)	Includes 126,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(6)	Includes 90,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(7)	Includes 82,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(8)	Includes 65,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date. Also, includes 1,789 shares of common stock held in trust by Mr. Stebbins’ spouse.

(9)	Includes 17,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(10)	Includes 2,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(11)	Includes 6,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(12)	Includes 6,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date. Also, includes 2,400 shares of common stock held in a revocable trust for the benefit of Mr. Stern’s children. Mr. Stern disclaims beneficial ownership of these shares.

(13)	Includes 50,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(14)	Includes 493,700 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(15)	The restricted stock units owned by our executive officers and the deferred stock units owned by our non-employee directors are subject to all the economic risks of stock ownership but may not be voted or sold and, therefore, ownership of such units is not deemed to constitute beneficial ownership of common stock. In addition, the restricted stock units are subject to vesting provisions as set forth in the respective grant agreements.

(16)	Consists of 341,255 restricted stock units owned by our executive officers in the aggregate, 55,514 phantom stock units issued to Mr. Way as a special recognition award, and 17,197 deferred stock units owned by our non-employee directors in the aggregate.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon our review of reports filed with the Securities and Exchange Commission by our directors and executive officers and by beneficial owners of 10% or more of our shares, and based upon written representations received from these same persons, we believe that all reports under Section 16(a) of the Securities Exchange Act of 1934 were timely made with the following exception: the one-time grant of 55,514 phantom stock units to Kenneth L. Way on January 2, 2003 in connection with his retirement as Chairman of Lear was reported late in a Form 4 filed March 5, 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth annual and long-term compensation for our chief executive officer and four other most highly compensated executive officers (our “named executive officers”) in the fiscal years ended December 31, 2003, 2002 and 2001. Certain information presented for 2002 and 2001 has been reclassified to be consistent with the presentation for 2003.

Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts

	Annual Compensation					Securities
					Restricted	Underlying
Name and				Other Annual	Stock Unit	Options/	LTIP	All Other
Principal Positions	Period	Salary(1)	Bonus(1)	Compensation(2)	Awards(3)	SARs(4)	Payouts(5)	Compensation

Robert E. Rossiter,	2003	$1,000,000	$1,638,750	$82,244	$2,977,895	0	$660,858	$37,023	(6)
Chairman and	2002	1,000,000	1,300,200	66,029	325,050	125,000	126,378	13,145
Chief Executive Officer	2001	1,000,000	420,000	—	217,500	162,500	0	109,345
James H. Vandenberghe,	2003	$831,251	$973,418	—	$1,713,942	0	$505,533	$25,999	(7)
Vice Chairman	2002	825,000	780,120	—	78,012	75,000	100,048	7,359
	2001	785,000	263,760	—	95,625	97,500	0	75,589
Douglas G. DelGrosso,	2003	$629,168	$655,500	$388,079	$1,151,526	0	$317,192	$15,365	(8)
President and	2002	591,668	559,479	164,919	25,000	50,000	60,173	1,320
Chief Operating Officer —	2001	521,667	148,852	52,145	22,362	65,000	0	41,623
Europe, Asia and Africa
Donald J. Stebbins,	2003	$629,168	$655,500	—	$1,151,526	0	$290,780	$16,609	(9)
President and	2002	591,668	559,479	—	25,000	50,000	54,140	1,320
Chief Operating Officer —	2001	493,334	140,453	—	10,057	65,000	0	39,006
Americas
David C. Wajsgras,	2003	$506,251	$458,850	—	$1,012,092	0	$198,276	$7,720	(10)
Senior Vice President and	2002	420,000	297,864	—	57,500	35,000	41,355	128,070
Chief Financial Officer	2001	314,375	59,535	—	14,942	19,500	N/A	6,798

(1)	Under the Management Stock Purchase Plan, named executive officers elected to defer portions of their 2003 salaries and bonuses. Salaries and bonuses are reported without giving effect to any amounts deferred under the Management Stock Purchase Plan. The named executive officers deferred the following amounts of their total salary and bonus earned in 2003: Mr. Rossiter, $1,229,063; Mr. Vandenberghe, $730,064; Mr. DelGrosso, $288,875; Mr. Stebbins, $288,875; and Mr. Wajsgras, $488,850. For further information regarding the Management Stock Purchase Plan, see “Compensation Committee Report — Long Term Incentives — Management Stock Purchase Plan” beginning on page 22.

(2)	This column includes the perquisites and personal benefits, including any associated tax gross-up payments, received by the named executive officers which exceeded the lesser of $50,000 or 10% of the named executive’s salary and bonus for the year. Of the amounts reported in this column, the following exceeded 25% of the value of the total perquisites and benefits provided in a given year: for Mr. Rossiter, personal use of the corporate aircraft in the amounts of $46,025 in 2003 and $29,439 in 2002 and payments for expenses related to financial planning of $23,558 in 2003 and $22,919 in 2002; and for Mr. DelGrosso, compensation of $363,787 in 2003, $142,418 in 2002 and $33,629 in 2001 related to his overseas assignment which commenced on October 1, 2001, and payments for expenses related to financial planning of $14,299 in 2001.

(3)	Restricted stock unit awards consist of (i) awards under the Management Stock Purchase Plan based on deferral elections with respect to salary and bonus earned in the respective years and (ii) restricted stock unit awards granted in lieu of stock options in 2003. With respect to the Management Stock Purchase Plan, the restricted stock unit awards reported reflect the premium portion (as a result of the discounted unit price) awarded to each named executive officer based on such officer’s deferral election and the value of each such award is reported as of its respective grant date, as to 2003 deferrals, and as of the respective dates of determination, as to 2002 and 2001 deferrals. Pursuant to deferral elections made under the Management Stock Purchase Plan relating to compensation earned in the year ending December 31, 2003, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras received 26,488, 16,445, 8,285, 8,285 and 11,527 restricted stock units, respectively. The premium portion awarded to these individuals resulting from their deferral was $335,045, $240,994, $94,386, $94,386 and $166,380 for Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras, respectively. On November 13, 2003, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras received 45,000, 25,080, 18,000, 18,000 and 14,400 restricted stock units, respectively, under the Long-Term Stock Incentive Plan in lieu of stock options. Values in the table for such units are based on the per share closing price of $58.73 for our common stock on November 13, 2003. However, these restricted stock units are subject to vesting over a five-year time period. For additional information regarding the Management Stock Purchase Plan and the deferral elections thereunder as well as the grant of restricted stock units in lieu of stock options in 2003, see “Compensation Committee Report” beginning on page 19.

Holders of restricted stock units are entitled to dividend equivalents if and when cash dividends are declared and paid on our common stock, which dividend equivalents are calculated by multiplying the dividend amount by the number of restricted stock units held. These dividend equivalents will be credited to an account established by the Company for bookkeeping purposes only and credited monthly with interest at the prime rate, with respect to the 2003 restricted stock units, and at the prime rate plus one percent, with respect to the 2002 and 2001 restricted stock units. Dividend equivalents vest in accordance with the vesting schedule of the restricted stock units to which they relate. As of December 31, 2003, Mr. Rossiter held 187,392 restricted stock units with an aggregate value of $11,492,751, Mr. Vandenberghe held 87,186 restricted stock units with an aggregate value of $5,347,117, Mr. DelGrosso held 44,423 restricted stock units with an aggregate value of $2,724,463, Mr. Stebbins held 41,937 restricted stock units with an aggregate value of $2,571,996, and Mr. Wajsgras held 33,459 restricted stock units with an aggregate value of $2,052,040. The aggregate value of restricted stock units is based on the per share closing price of $61.33 for our common stock on December 31, 2003.

(4)	No options were granted to our named executive officers in 2003.

(5)	Value for 2003 is based on the average of the high and low prices of our common stock on April 1, 2004, the date of issuance of the underlying shares, which was $62.89 per share.

(6)	Represents: Executive Supplemental Savings Plan matching contributions of $22,500; life insurance premiums paid by Lear of $11,737; and imputed income of $2,786 with respect to life insurance coverage.

(7)	Represents: Executive Supplemental Savings Plan matching contributions of $18,563; and life insurance premiums paid by Lear of $7,436.

(8)	Represents: Executive Supplemental Savings Plan matching contributions of $14,188; life insurance premiums paid by Lear of $697; and imputed income of $480 with respect to life insurance coverage.

(9)	Represents: Executive Supplemental Savings Plan matching contributions of $14,188; life insurance premiums paid by Lear of $1,161; and imputed income of $1,260 with respect to life insurance coverage.

(10)	Represents: Executive Supplemental Savings Plan matching contributions of $5,719; life insurance premiums paid by Lear of $1,161; and imputed income of $840 with respect to life insurance coverage.

Option Grants and Exercises and Long-Term Incentive Awards in Last Fiscal Year

     Stock Option Grants

      No options were granted to our named executive officers in 2003.

     Restricted Stock Unit Grants

      During 2003, after consideration of recent trends in stock-based compensation and discussions with outside consultants, our Compensation Committee determined that the Company’s equity-based awards for 2003 would consist of restricted stock units rather than stock options. See “Compensation Committee Report — Long-Term Incentives — Stock Options/ Restricted Stock Units” beginning on page 21. On November 13, 2003, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras were granted 45,000, 25,080, 18,000, 18,000 and 14,400 restricted stock units, respectively, under the Long-Term Stock Incentive Plan. One half of these units vest on the third anniversary of the grant date, and the remaining half vest on the fifth anniversary of the grant date, provided the employee remains employed. If the employee retires after age 55 with 10 or more years of vesting service (as defined in the pension plan), the employee will be deemed vested in the units that would have become vested during the 24 months following his retirement date. If the employee’s employment terminates due to death or disability, all units will become vested. If a change in control of the Company occurs (as defined in the Long-Term Stock Incentive Plan), all units will become vested. The restricted stock units are credited with dividend equivalents which are credited to an account established by the Company for bookkeeping purposes only (credited monthly with interest at an annual rate equal to the prime rate) if and when the Board of Directors declares and pays a dividend on our common stock. Such dividend equivalents are subject to the same vesting schedule as the associated restricted stock units.

      The restricted stock units are converted into shares of our common stock, on a one-for-one basis, net of taxes on their respective vesting dates. Delivery of shares is made at the time of vesting unless the employee has elected to defer delivery. An employee may elect to defer delivery of shares for up to ten years.

      The following table indicates the value of stock options exercised during the fiscal year ended December 31, 2003 and the value of unexercised stock options held as of December 31, 2003 by each of our named executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised	Value of Unexercised
			Options at	In-the-Money Options
	Shares Acquired	Value	December 31, 2003	at December 31, 2003(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Robert E. Rossiter	200,000	6,960,000	126,250/125,000	$2,383,700/2,437,500
James H. Vandenberghe	75,000	2,265,000	138,750/75,000	$2,639,150/1,462,500
Douglas G. DelGrosso	68,000	2,020,500	82,500/50,000	$1,637,600/975,000
Donald J. Stebbins	75,000	2,092,440	65,500/50,000	$1,205,800/975,000
David C. Wajsgras	34,750	1,000,720	0/35,000	$0/682,500

(1)	Based on the closing price of $61.33 per share for our common stock on December 31, 2003, as reported by the New York Stock Exchange.

      The following table provides information concerning the grants of performance share awards under the Long-Term Stock Incentive Plan to our named executive officers.

Long-Term Incentive Plan — Performance Share Awards in Last Fiscal Year

Estimated Future Payouts under
	Performance or	Non-Stock Price-Based Plans(1)
Other Period until
	Maturation or	Threshold	Target	Maximum
Name	Payout	(#)	(#)	(#)

Robert E. Rossiter	1/1/2003—12/31/05	1,851/1,851	3,702/3,702	5,553/5,553
James H. Vandenberghe	1/1/2003—12/31/05	1,527/1,527	3,054/3,054	4,581/4,581
Douglas G. DelGrosso	1/1/2003—12/31/05	1,157/1,157	2,314/2,314	3,471/3,471
Donald J. Stebbins	1/1/2003—12/31/05	1,157/1,157	2,314/2,314	3,471/3,471
David C. Wajsgras	1/1/2003—12/31/05	926/926	1,851/1,851	2,777/2,777

(1)	Represents performance share awards under our Long-Term Stock Incentive Plan. The threshold column refers to the amount payable for a specific minimum level of performance under the plan, the target column refers to the amount payable if the specified targets are reached, and the maximum column refers to the maximum payout under the plan. The first number in each column represents the number of shares under the performance share awards that a named executive officer may receive based upon satisfaction of the return on invested capital performance criteria. The second number in each column represents the number of shares under the performance share award that a named executive officer may receive based upon satisfaction of the relative return to shareholders performance criteria. See “Compensation Committee Report — Long-Term Incentives — Performance Share Awards” beginning on page 21.

Pension Plan and Benefits

     Qualified Pension Plan

      The named executive officers (as well as other eligible employees) participate in the Lear Corporation Pension Plan. The pension plan is intended to be a qualified pension plan under the Internal Revenue Code and its benefits are integrated with Social Security benefits. In general, an eligible employee becomes a participant on the July 1st or January 1st after completing one year of service (as defined in the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code. The Company may make contributions in excess of any minimum funding requirements when the Company believes it is financially advantageous to do so and based on its other capital requirements.

      The pension plan contains multiple benefit formulas. Under the principal formula which applies to all named executive officers, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five calendar years in the last 10 years of employment in which the participant had his highest earnings. Compensation is defined under the plan to mean (i) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses, and (ii) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•	(a) 1.10% times final average earnings times years of credited service before 1997 (to a maximum of 35 years), plus (b) 1.00% times final average earnings times years of credited service after 1996 (with a maximum of 35 years reduced by years of credited service before 1997), plus (c) 0.65% times final average earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 35 years); and

•	$360.00 times years of credited service.

      Any employee who on December 31, 1996 was an active employee and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.

      Credited service under the pension plan includes all years of pension service under the Lear Siegler Seating Corp. Pension Plan, and a participant’s retirement benefit under the pension plan is reduced by his benefit under the Lear Siegler Seating Corp. Pension Plan. The benefits under the pension plan become vested once the participant accrues five years of vesting service under the plan.

      At age 65, it is estimated that under the pension plan Mr. Rossiter, Mr. Vandenberghe and Mr. DelGrosso will each have 35 years of credited service, Mr. Stebbins will have 30 years of credited service, and Mr. Wajsgras will have 25 years of credited service.

     Pension Equalization Plan

      In addition to the pension plan, we have established the Pension Equalization Plan. Lear Corporation’s pension plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the pension plan. The Pension Equalization Plan is intended to supplement the benefits under the pension plan for certain highly paid executives whose pension plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Plan benefit equals the difference between the executive’s actual vested accrued pension plan benefit and the pension plan benefit the executive would have accrued under the Lear Corporation formula if the Internal Revenue Code limits on considered compensation and total benefits did not apply. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Plan. Each of Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras participates in the Pension Equalization Plan. The benefits under the Pension Equalization Plan become vested once the participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or become eligible for disability retirement under the pension plan, or (ii) attained 20 years of vesting service.

     Executive Supplemental Savings Plan

      In addition to the pension plan and the Pension Equalization Plan, we have established the Lear Corporation Executive Supplemental Savings Plan. The purpose of the plan is to provide participants and their beneficiaries with the opportunity to make elective deferrals of compensation that could not be made under the Retirement Savings Plan due to limits imposed by the Internal Revenue Code on the amount of pre-tax contributions a participant can make to the Retirement Savings Plan and/or the amount of compensation that can be recognized under the Retirement Savings Plan. In addition, the Executive Supplemental Savings Plan also provides retirement benefits that would have been accrued under the Retirement Savings Plan, the pension plan and/or the Pension Equalization Plan if the participant had not elected to defer compensation under the plan or the Management Stock Purchase Plan (as described below beginning on page 22). The benefits under the Executive Supplemental Savings Plan become vested once the participant accrues three years of vesting service (as defined in the pension plan). Certain senior officers are eligible to participate in the Executive Supplemental Savings Plan. Each of Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras participates in the Executive Supplemental Savings Plan. In 2003, each named executive officer achieved the 401(k) elective deferral limit prior to the reintroduction of the company matching provision under the Retirement Savings Plan. See “— Retirement Savings Plan” beginning on page 17 for a discussion of the matching provision. As a result, each named executive received matching contributions in the Executive Supplemental Savings Plan for the period from April 1, 2003 to December 31, 2003 in the amounts of $18,750, $15,469, $11,823, $11,823 and $4,766 for Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras, respectively. In addition, all eligible participants in the Retirement Savings Plan received a discretionary award for 2003 and for the named executive officers such award was contributed to the Executive Supplemental Savings Plan in the amounts of $3,750, $3,094, $2,365, $2,365 and $953 for Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras, respectively.

      The following table indicates estimated total annual benefits payable as a single life annuity beginning at age 65 for various compensation levels and years of credited service under the pension plan, the Pension Equalization Plan and the Executive Supplemental Savings Plan. Generally, annual compensation used for pension formula purposes includes salary and annual bonus paid in a particular year.

Pension Plan Table

		Years of Credited Service
	Covered
Annual Compensation	Compensation*	10	15	20	25	30	35

$ 500,000	$61,392	$79,010	$120,764	$162,519	$204,274	$246,029	$287,783
600,000	61,392	95,610	146,114	196,619	247,124	297,629	348,133
700,000	61,392	112,210	171,464	230,719	289,974	349,229	408,483
800,000	61,392	128,810	196,814	264,819	332,824	400,829	468,833
900,000	61,392	145,410	222,164	298,919	375,674	452,429	529,183
1,000,000	61,392	162,010	247,514	333,019	418,524	504,029	589,533
1,200,000	61,392	195,210	298,214	401,219	504,224	607,229	710,233
1,400,000	61,392	228,410	348,914	469,419	589,924	710,429	830,933
1,600,000	61,392	261,610	399,614	537,619	675,624	813,629	951,633
1,800,000	61,392	294,810	450,314	605,819	761,324	916,829	1,072,333
2,000,000	61,392	328,010	501,014	674,019	847,024	1,020,029	1,193,033
2,200,000	61,392	361,210	551,714	742,219	932,724	1,123,229	1,313,733
2,400,000	61,392	394,410	602,414	810,419	1,018,424	1,226,429	1,434,433
2,600,000	61,392	427,610	653,114	878,619	1,104,124	1,329,629	1,555,133
2,800,000	61,392	460,810	703,814	946,819	1,189,824	1,432,829	1,675,833
3,000,000	61,392	494,010	754,514	1,015,019	1,275,524	1,536,029	1,796,533

*	Indicates the covered compensation for Mr. Rossiter who has the lowest covered compensation of all the named executive officers. The covered compensation for each of the other named executive officers will be higher and their number of years of credited service at the 1.10% formula will be fewer than Mr. Rossiter’s, resulting in a slightly lower payout amount for comparable compensation levels and years of credited service. Such differences are not expected to be material.

      At age 65, it is estimated that under the plans Mr. Rossiter, Mr. Vandenberghe and Mr. DelGrosso will each have 35 years of credited service, Mr. Stebbins will have 30 years of credited service, and Mr. Wajsgras will have 25 years of credited service.

Retirement Savings Plan

      We have established a Retirement Savings Plan pursuant to Section 401(k) of the Internal Revenue Code for non-union salaried employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to defer, on a pre-tax basis, a portion of his or her base salary and annual bonus each year. The plan was originally established with a company matching provision of 50%, 75% and 100% on the first 5% of an employee’s contributions, depending on years of service. Effective January 1, 2002 matching contributions were eliminated, but were subsequently reinstated effective April 1, 2003 at a reduced rate of 25% and 50% on the first 5% of an employee’s contributions, depending on years of service. In addition, the plan was amended effective January 1, 2003 to allow for discretionary company matching contributions. Company matching contributions are initially invested in the Lear stock fund and may be transferred by the participant to other funds under the Retirement Savings Plan on February 1 of the year following such contribution. Matching contributions become vested under the Retirement Savings Plan at a rate of 20% for each full year of service.

Employment Agreements

      We have entered into employment agreements with each of our named executive officers and certain other executive officers and key employees. Each employment agreement with our named executive officers automatically renews for a term of three years and remains in effect until the earlier of (i) the date three years after a written termination notice is provided by us or the executive or (ii) the date the executive reaches his or her normal retirement date under our retirement plan for salaried employees then in effect. As of December 31, 2003, Mr. Rossiter’s annual salary was $1,000,000, Mr. Vandenberghe’s salary was $900,000, Mr. DelGrosso’s salary was $675,000, Mr. Stebbins’ salary was $675,000 and Mr. Wajsgras’ salary was $575,000. The salaries of each of our named executive officers may be increased at the discretion of the Compensation Committee. In addition, each of Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee.

      Each employment agreement provides that:

•	for 12 months following the death of the employee, we will pay to his estate or designated beneficiary his full base salary plus any bonus earned;

•	upon termination for disability, the employee will receive all compensation payable under our disability and medical plans and programs plus an additional payment from us so that the aggregate amount of salary continuation from all sources equals, through the remainder of the calendar year following the termination, his base salary at the rate in effect on the date of termination plus any bonus earned, and for the period thereafter through the end of the term of the agreement, his base salary at the rate in effect on the date of termination;

•	upon termination by the employee for good reason or because of constructive termination after a change in control (each as defined in the employment agreement) or by us other than for cause or disability (each as defined in the employment agreement), the employee will receive a payment equal to the sum of the aggregate base salary he would have earned for two years under the employment agreement (at the highest rate received during the term of the agreement), the aggregate bonus he would have received for two years under the employment agreement (based on the highest annual bonus received in the three calendar years preceding the termination) and the cash value of all benefits that would be payable under certain compensation and benefit plans for two years pursuant to the employment agreement, in each case had his employment continued with us for such period;

•	in addition to the foregoing severance payment, upon termination by the employee for good reason or because of constructive termination after a change in control (each as defined in the employment agreement) or by us other than for cause (each as defined in the employment agreement), in consideration for the employee’s non-compete obligation, the employee will receive a payment equal to the sum of the aggregate base salary he would have earned for one year under the employment agreement (at the highest rate received during the term of the agreement), the aggregate bonus he would have received for one year under the employment agreement (based on the highest annual bonus received in the three calendar years preceding the termination) and the cash value of all benefits that would be payable under certain compensation and benefit plans for one year pursuant to the employment agreement, in each case had his employment continued with us for such period;

•	upon termination by us for cause, the employee is entitled to receive only unpaid salary and benefits, if any, accrued through the effective date of the employee’s termination; and

•	upon transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of the agreement.

Other Compensation Arrangements

      Mr. Way retired from his executive position as the Chairman of our Board in December 2002. Mr. Way led Lear since it became an independent company in 1988, and he contributed significantly to our success. In recognition of Mr. Way’s contributions, our Compensation Committee approved a special recognition award consisting of 55,514 phantom stock units which will be paid in cash or shares of Lear common stock, at the discretion of Lear, in May 2004 when Mr. Way retires from our Board. We also continue to provide Mr. Way with certain employee benefits including: medical and dental coverage; use of a company vehicle and, subject to availability, corporate aircraft; dues for existing country club memberships; and financial counseling and tax preparation services. Mr. Way also received a payment, net of taxes, in the amount of $79,483 in March 2003 in connection with the payout of performance shares to our senior management under the Long-Term Stock Incentive Plan. In connection with his retirement, Mr. Way is also entitled to a pension under our Qualified and Non-Qualified plans as well as payments under our Executive Supplemental Savings Plan and Retirement Savings Plan based on the terms and conditions of such plans and the respective elections made by Mr. Way under such plans.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

      No member of the Compensation Committee was, during the fiscal year ended December 31, 2003, an officer, former officer or employee of our company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

COMPENSATION COMMITTEE REPORT

      Regardless of anything indicating the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement, in whole or in part, the following report and the performance graph which follows shall not be deemed to be incorporated by reference.

Introduction

      Our Compensation Committee is responsible for approving and evaluating the director and officer compensation plans, policies and programs of our Company. The Compensation Committee is currently composed of three non-employee directors: Ms. Bingaman, Mr. McCurdy and Mr. Spalding. Ms. Bingaman was appointed to the Committee in the first quarter of 2004 and did not participate in the preparation or approval of this Report. Mr. Parrott resigned from the Compensation Committee in the first quarter of 2004 but was a member of the Committee during 2003. Our Board has not rejected or modified any action taken by the Compensation Committee.

Executive Compensation Policy

      The objectives of our compensation policies are to:

•	optimize profitability and growth;

•	link the interests of management with those of stockholders;

•	provide management with incentive for excellence in individual performance;

•	promote teamwork among managers; and

•	attract and retain highly qualified and effective officers, key employees and directors.

      The Compensation Committee targets total remuneration (i.e., base salary, annual incentives and long-term incentives) of our senior executives at the 75th percentile of our peer group in return for comparable performance. A discussion of each component of executive compensation follows.

Base Salary

      Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee considers the compensation practices and corporate financial performance of similarly situated companies based on research provided by outside consultants. The Compensation Committee focuses primarily on total compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer remuneration. As of December 31, 2003, Mr. Rossiter’s base salary was $1,000,000, Mr. Vandenberghe’s base salary was $900,000, Mr. DelGrosso’s base salary was $675,000, Mr. Stebbins’ base salary was $675,000 and Mr. Wajsgras’ base salary was $575,000. Pursuant to elections made under the Management Stock Purchase Plan, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras elected to defer $125,000, $125,000 and $30,000 of their 2003 salaries, respectively. Amounts deferred were applied toward the purchase of restricted stock units under the Management Stock Purchase Plan described below.

Annual Incentives

      Our executive officers participate in the Senior Executive Incentive Compensation Plan. Pursuant to this plan, the Compensation Committee makes annual incentive awards designed to reward past financial performance and the achievement of goals considered important to our future. Awards are made in the first quarter of each year based on our performance achieved in the previous calendar year.

      Each named executive officer is assigned an annual target opportunity under the Senior Executive Incentive Compensation Plan. The target opportunity for a given year’s performance is based 50% upon whether our earnings per share reaches a threshold established by the Compensation Committee and 50% upon whether the return on our net assets reaches a threshold set by the Compensation Committee. The actual award can vary from 0% to 140% of the annual target opportunity based on whether these thresholds are met and, if met, by how much the thresholds are exceeded. For the year ended December 31, 2003, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras earned annual gross bonuses under the Senior Executive Incentive Compensation Plan of $1,638,750, $973,418, $655,500, $655,500 and $458,850, respectively. Pursuant to elections made under the Management Stock Purchase Plan, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras elected to defer $1,229,063, $730,064, $163,875, $163,875 and $458,850, respectively, of their 2003 annual cash bonuses earned under the Senior Executive Incentive Compensation Plan. Amounts deferred were applied toward the purchase of restricted stock units under the Management Stock Purchase Plan described below.

Long-Term Incentives

      The long-term incentive component of our executive compensation program is designed to provide our senior management with substantial at-risk components and to align the interests of our senior management with those of our stockholders. To achieve these goals, the Compensation Committee has taken the following steps with respect to senior management:

•	increased stock ownership guidelines for members of senior management;

•	granted restricted stock units to certain members of senior management;

•	granted performance share awards to certain members of senior management; and

•	permitted certain members of senior management to defer a portion of their base salary and annual incentive bonus under the Management Stock Purchase Plan.

     Management Stock Ownership Requirements

      The Compensation Committee has implemented stock ownership guidelines that require our officers to achieve, within five years of reaching senior officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. These stock ownership requirements were increased and standardized by the

Compensation Committee in 2003. The stock ownership levels which must be achieved by our senior officers within the five-year period, based on a multiple of such officer’s base salary, are as follows:

Multiple of
Position	Base Salary

Chief Executive Officer	5x
Vice Chairman	4x
Chief Operating Officers/Chief Financial Officer	3x
Senior VP’s, General Counsel and Division Presidents	2.5x
Corporate Vice Presidents	2x

      The following are included for purposes of determining whether the stock ownership requirements are satisfied: (i) shares of common stock owned directly or held under the Retirement Savings Plan; (ii) restricted stock units under the Management Stock Purchase Plan; (iii) sixty percent of the value of vested restricted stock units (non-MSPP) granted under the Long-Term Stock Incentive Plan; (iv) sixty percent of performance shares scheduled to be distributed in the current year under the Long-Term Stock Incentive Plan; and (v) sixty percent of the value of exercisable stock options in the money as of the date of determination. Management personnel who have not achieved a stock ownership level of at least 60% of their target after three years will have up to 50% of their annual incentive bonus delivered in the form of restricted stock units pursuant to the Management Stock Purchase Plan described below until their stock ownership meets the required levels.

     Stock Options/Restricted Stock Units

      During 2003, after consideration of recent trends in stock-based compensation and discussions with outside consultants, our Compensation Committee determined that the Company’s equity-based awards for 2003 would consist of restricted stock units rather than stock options. The Compensation Committee believes that restricted stock units result in less dilution of the ownership interests of existing stockholders because fewer restricted stock units are granted than the options they replace. In addition, restricted stock units are effective incentives for our superior performing employees to remain with us and to continue their performance during periods of stock price fluctuations, when stock options may have no realizable value. The Compensation Committee granted awards of restricted stock units on a basis intended to result in a lower cost to the Company than the relative costs of stock option grants in prior years. Accordingly, on November 13, 2003, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras were granted 45,000, 25,080, 18,000, 18,000 and 14,400 restricted stock units, respectively, under the Long-Term Stock Incentive Plan. One-half of these units vest on the third anniversary of the grant date, and the remaining half vest on the fifth anniversary of the grant date, provided in each case that the officer remains employed.

      In 2001, the Company proposed and our stockholders approved the amendment and restatement of the Long-Term Stock Incentive Plan, which prohibits the repricing of stock options without stockholder approval. The Company has never repriced a stock option.

     Performance Share Awards

      Performance share awards ensure that a significant component of certain employees’ compensation depends upon the achievement of specified financial performance goals over a three-year period. The Compensation Committee chooses from various measures of corporate performance to determine the level of payout of performance share awards.

      As in prior years, the Compensation Committee granted performance share awards effective January 1, 2003 to selected employees under the Long-Term Stock Incentive Plan with target performance shares equal on the date of the award to a minimum of 25% of each such employee’s base salary on January 1, 2003. The 2003 performance criteria over a three-year period for these performance share awards are our relative return to stockholders compared to a peer group of representative independent automotive suppliers, which at the time of the grant consisted of ArvinMeritor, Inc., Dana Corporation, Delphi Automotive Systems Corporation, Eaton Corporation, Johnson Controls, Inc., Magna International, Inc., and Visteon Corporation, and our

return on invested capital, calculated either on a relative or absolute basis. For a senior officer to receive shares of common stock for his or her performance shares, relative return to stockholders and/or return on invested capital over three years must equal or exceed specified thresholds. Our officers may earn additional shares of common stock for their performance share awards if we exceed the thresholds for relative return to stockholders and/or return on invested capital.

     Management Stock Purchase Plan

      In furtherance of its goal of aligning the interests of officers and employees with those of our stockholders, the Compensation Committee permits a select group of management personnel to participate in the Management Stock Purchase Plan. The program is part of the Long-Term Stock Incentive Plan. Under this program, members of management can elect to defer a portion of their base salary and/or annual incentive bonuses under the Senior Executive Incentive Compensation Plan or the Incentive Compensation Program and receive restricted stock units credited at a discount to the fair market value of our common stock. Prior to November 2003, participation in the Management Stock Purchase Plan was limited to a relatively small group of management personnel and the applicable discount rate was 20%. In November 2003, the Compensation Committee expanded the scope of eligible participants in the program and increased the discount rate on restricted stock units purchased with deferred salary or bonus from 20% for all amounts deferred to discount rates based on the following scale:

Total Dollar Amount of Salary and Bonus		Value of Restricted Stock Units
Deferrals, Expressed as a Percentage of	Applicable	Received as a Percentage of
the Participant’s Base Salary	Discount Rate	the Amount Deferred

15% or less	20%	125%
Over 15% and up to 100%	30%	143%
Over 100%	20%	125%

      The Compensation Committee adopted these changes to further align the interests of officers and employees with those of our stockholders, to encourage increased investments by participants, to provide management with an additional opportunity to satisfy our increased management stock ownership requirements and to encourage more management employees to invest in the Company’s future.

      Accordingly, in consideration for deferring their 2003 incentive bonuses in a deferral election made in December 2003, participants received a number of restricted stock units under the Long-Term Stock Incentive Plan equal to 125% or 143% of the amount deferred, depending on the amount of the deferral as set forth in the table above, divided by the fair market value of a share of common stock on the date determined by the Compensation Committee. This formula effectively provided participants with a discount of 20% or 30% on restricted stock units credited under the Plan, depending on the amount of the deferral as set forth in the table above. For restricted stock units credited in March 2004 for 2003 cash bonus deferral elections, the value was based on the average of the high and low prices of our common stock during the last five trading days of 2003, which was $61.56 per share. In consideration for deferring their 2003 base salary in a deferral election made in December 2002, participants were credited with a number of restricted stock units under the Long-Term Stock Incentive Plan equal to 125% of the amount deferred divided by the fair market value of a share of common stock on the date determined by the Compensation Committee. This formula effectively provided participants with a 20% discount on restricted stock units credited under the Plan. For restricted stock units credited in April 2003 for 2003 base salary deferral elections, the value was based on the average of the high and low prices of our common stock during the last five trading days of 2002, which was $33.77 per share. Generally, a participant must hold restricted stock units and remain employed for at least three years following the grant date, at which time the participant receives, net of taxes, a number of shares of common stock equal to the restricted stock units held and a cash payment equal to the amount of dividends, if any, the participant would have earned if he or she had held shares of common stock rather than restricted stock units, together with accrued interest on such dividends. Pursuant to deferral elections made under the Management Stock Purchase Plan for compensation and annual incentive bonuses earned in the year ending December 31, 2003, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras received 26,488, 16,445, 8,285, 8,285 and 11,527 restricted stock units, respectively.

     Retirement Benefits

      For a description of the retirement benefits we provide, see “Executive Compensation — Pension Plan and Benefits” beginning on page 15.

     Estate Preservation Plan

      The Estate Preservation Plan has been established for certain of our senior executives. The Estate Preservation Plan provides the beneficiaries of a participant with death benefits which may be used to pay estate taxes on inherited common stock. Under the Estate Preservation Plan, we purchase a life insurance policy on the life of the participant, or a joint life insurance policy on the lives of the participant and his or her spouse. We own the life insurance policy but endorse a portion of the policy’s proceeds to the participant’s designated beneficiaries. Each participant pays a portion of the policy’s annual premium (until he or she reaches age 65) and we pay the remainder of the annual premium. After the participant reaches age 65, we pay the entire annual premium and the participant pays income taxes on the imputed income from the policy. Upon the death of the participant or, in the case of a joint life insurance policy, the death of the participant and his or her spouse, the participant’s beneficiaries receive a fixed portion of the policy death benefit which they may use to pay the estate taxes on inherited common stock. Any amounts payable under the policy in excess of such fixed portion of the policy death benefit are payable to Lear.

Chief Executive Officer Compensation

      Pursuant to his employment agreement, Mr. Rossiter received a salary of $1,000,000 during the fiscal year ending December 31, 2003. Mr. Rossiter was also eligible to participate in the Senior Executive Incentive Compensation Plan, the Long-Term Stock Incentive Plan, including the Management Stock Purchase Plan, the Executive Supplemental Savings Plan, the Estate Preservation Plan, the Retirement Savings Plan and the Pension Equalization Plan. The Compensation Committee awarded Mr. Rossiter an annual bonus of $1,638,750 for services performed in 2003, which was based upon the Company exceeding the targeted earnings per share and targeted return on net assets thresholds established under the Senior Executive Incentive Compensation Plan.

      In evaluating the appropriateness of Mr. Rossiter’s overall compensation, the Compensation Committee has taken into account the Company’s solid financial performance in a challenging industry and economic environment, the achievement of specified corporate and management objectives, and the fact that a substantial portion of Mr. Rossiter’s compensation consists of at-risk components and therefore is directly based on the Company’s performance. Instead of increasing his base salary, which has not changed since 2000, the Compensation Committee raised the bonus target for Mr. Rossiter in 2003 to further align his interests with those of our stockholders.

      In 2003, the Compensation Committee granted to Mr. Rossiter the following compensation to provide substantial at-risk components and also to align the interests of Mr. Rossiter with those of our stockholders: (i) 45,000 restricted stock units, and (ii) performance share awards, the ultimate value of which will be determined by the relative return to our stockholders and return on invested capital over a three-year period. See “Executive Compensation — Option Grants and Exercises and Long-Term Incentive Awards in Last Fiscal Year” beginning on page 14.

Tax Treatment of Executive Compensation

      One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code limits the deductibility of non-performance based compensation in excess of $1,000,000 paid to any named executive officer appearing in the Summary Compensation Table. The Compensation Committee generally considers this limit when determining compensation. However, there are instances where the Committee has concluded that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with our best interests and those of our stockholders.

      This report is submitted by Messrs. McCurdy, Parrott and Spalding, being all of the members of the Compensation Committee during 2003.

David P. Spalding, Chairman
Larry W. McCurdy
Roy E. Parrott

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return from December 31, 1998 through December 31, 2003 for Lear common stock, the S&P 500 Index and a peer group1 of companies we have selected for purposes of this comparison. We have assumed that dividends have been reinvested and the returns of each company in the S&P 500 Index and the peer group have been weighted to reflect relative stock market capitalization. The graph assumes that $100 was invested on December 31, 1998 in each of Lear’s common stock, the stocks comprising the S&P 500 Index and the stocks comprising the peer group.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

LEAR CORPORATION	$100.00	$83.12	$64.44	$99.06	$86.44	$159.82

S&P 500	$100.00	$120.89	$109.97	$96.94	$75.64	$97.09

PEER GROUP	$100.00	$89.96	$78.28	$107.44	$98.89	$145.03

(1)	We do not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder returns. The peer group that we have selected is comprised of representative independent automobile suppliers of comparable products whose common stock is traded on a U.S. stock exchange. Our peer group consists of ArvinMeritor, Inc., Borg-Warner Automotive, Inc., Collins & Aikman Corporation, Dana Corporation, Delphi Corporation (f/k/a Delphi Automotive Systems Corporation), Eaton Corp., Gentex Corp., Johnson Controls, Inc., Magna International, Inc., Superior Industries International, Tower Automotive and Visteon Corporation.

AUDIT COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

      The Audit Committee of the Board of Directors is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent accountants and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Messrs. Fry, Stern, McCurdy and Wallman, each a non-employee director, and operates under a written charter which was last amended by our Board in February 2004. A copy of the Audit

Committee Charter as presently in effect is attached to this proxy statement as Appendix A. Our Board has determined that all members of the Audit Committee are independent as defined in the New York Stock Exchange listing standards.

      The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003. This review included a discussion of the quality and the acceptability of our financial reporting and controls, including the clarity of disclosure in the financial statements.

      The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors for the year ended December 31, 2003, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and has discussed with Ernst & Young LLP its independence from the Company.

      Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and be filed with the United States Securities and Exchange Commission.

      This report is submitted by Messrs. Fry, Stern, McCurdy and Wallman, being all of the members of the Audit Committee.

Larry W. McCurdy, Chairman David E. Fry James A. Stern Richard F. Wallman

FEES OF INDEPENDENT AUDITORS

      In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2003, Lear retained Ernst & Young LLP, as well as other accounting firms, to provide other auditing and advisory services in 2003. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our financial statements. It is also the Audit Committee’s goal that the fees that the Company pays to Ernst & Young LLP for permitted non-audit services in any year should not exceed the audit and audit-related fees paid to Ernst & Young LLP in such year, a goal which the Company achieved in 2003.

      In order to assure that the provision of audit and non-audit services by the Company’s independent auditors does not impair the auditor’s independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by the independent auditors, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934. The Audit Committee also has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by Ernst & Young LLP. Any pre-approval is valid for 14 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit.

      The Audit Committee has adopted policies restricting the Company’s ability to hire employees, former employees and certain relatives of employees of the Company’s independent auditors.

      During 2003 and 2002, we retained our former independent public accountants, Arthur Andersen LLP, and our current independent auditors, Ernst & Young LLP, to provide services in the following categories and amounts:

	Fiscal Year Ended December 31,

	2003	2002

Ernst & Young LLP:
Audit fees(1)	$4,707,000	$3,969,000
Audit-related fees(2)	694,000	85,000
Tax fees(3)	3,720,000	1,808,000
All other fees	—	—
Arthur Andersen LLP:
Audit fees(1)	—	$300,000
Audit-related fees(2)	—	2,000
Tax fees(3)	—	832,000
All other fees	—	—

(1)	Audit fees include services related to the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit-related fees include services related to the preparation for Sarbanes-Oxley Act Section 404, audits of U.S. employee benefit plans, accounting consultations and other assurance and related services that are reasonably related to the performance of the audits of our financial statements.

(3)	Tax fees include services related to tax compliance, tax advice and tax planning.

      All of the audit, audit-related, tax and other services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described above.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

      On May 9, 2002, our Board of Directors, upon the recommendation of the Audit Committee, decided to no longer engage Arthur Andersen LLP as our independent public accountants and to engage Ernst & Young LLP to serve as our independent auditors for the fiscal year 2002.

      Arthur Andersen LLP’s report on our consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

      During the year ended December 31, 2001 and through the date of the Board of Directors’ decision, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

      During the year ended December 31, 2001 and through the date of the Board of Directors’ decision, we did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

CERTAIN TRANSACTIONS

      Kenneth L. Way retired as our Chairman in December 2002 and his retirement arrangement is described in “Executive Compensation — Other Compensation Arrangements” beginning on page 18.

      Joseph Carron, a Senior Account Manager at Lear’s GM Division, is the brother of Randall Carron, Lear’s former Senior Vice President-Asian OEM Division. In 2003, Joseph Carron was paid $120,216, which included total bonuses of $14,056.

      Steven DelGrosso, a Quality Engineer at one of Lear’s plants, is the brother of Douglas DelGrosso, Lear’s President and Chief Operating Officer-Europe, Asia & Africa. In 2003, Steven DelGrosso was paid $66,829.

      Noelle Gill, a Human Resources Staff Manager at one of Lear’s division offices, is the daughter of Roy Parrott, a Director of Lear. In 2003, Ms. Gill was paid $92,730, which included a bonus of $8,997. Ms. Gill also received 151 restricted stock units in 2003.

      Spencer Gill, a Platform Manager in Lear’s Program Management Group, is the son-in-law of Roy Parrott, a Director of Lear. In 2003, Mr. Gill was paid $135,283, which included a bonus of $18,678. Mr. Gill also received 103 restricted stock units in 2003.

      P. Scott Holman, a Sales Director in Lear’s Ford Division, is a son-in-law of Kenneth L. Way, a Director of Lear. In 2003, Mr. Holman was paid $151,452, which included a bonus of $9,819. Mr. Holman also received 250 restricted stock units in 2003.

      Terrence Kittleson, a brother-in-law of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, is employed by Trammell Crow Company as an Executive Vice President. Trammell Crow provides Lear with real estate brokerage as well as property and project management services. In 2003, Lear paid $3,930,549 to Trammell Crow for these services. Lear has engaged Trammell Crow in the ordinary course of its business and in accordance with its normal procedures for engaging service providers.

      Scott Ratsos, a Platform Director at one of Lear’s division offices, is a son-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2003, Mr. Ratsos was paid $140,367, which included a bonus of $23,820. Mr. Ratsos also received 450 restricted stock units in 2003.

      Brian Rossiter, a brother of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, owns an entity that has represented Center Manufacturing in the sale of automotive products to Lear. In 2003 and 2002, Lear paid $12,595,593 and $5,686,427, respectively, for tooling, steel stampings and assemblies that it purchased from Center Manufacturing. The entity owned by Brian Rossiter received a commission with respect to a portion of these sales at customary rates. Lear made these purchases in the ordinary course of its business and in accordance with its normal sourcing procedures for its suppliers.

      Brian T. Rossiter, a Program Manager at Lear’s headquarters, is the son of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2003, Brian T. Rossiter was paid $90,617, which included a bonus of $8,687. Brian T. Rossiter also received 139 restricted stock units in 2003.

      Jayme Rossiter, a sister-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer, has an ownership interest in Elite Support Management Group, LLC. In 2003 and 2002, Lear paid $357,662 and $329,546, respectively, to Elite Support for the provision of information technology temporary support personnel. Lear engaged Elite Support to provide these services in the ordinary course of its business and in accordance with its normal procedures for engaging service providers.

      Sara Rossiter, a Senior Account Manager in one of Lear’s division offices, is the daughter of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2003, Ms. Rossiter was paid $77,847, which included a bonus of $3,295. Ms. Rossiter also received 100 restricted stock units in 2003.

      Terrence Rossiter, a brother of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, has been employed as a computer equipment salesperson by Sequoia Services Group (“Sequoia”), a subsidiary of Analysts International, since 1994. Sequoia has provided equipment and contract services to Lear since 1991. In 2003, Lear paid $964,263 to Sequoia for the purchase of computer equipment and the license or purchase of software and $6,789,151 for computer-related services. In 2002, Lear paid $10,834 to Sequoia for the purchase of computer equipment and the license or purchase of software and $6,302,291 for computer-related services. Terrence Rossiter was not involved in the provision of computer-related services to Lear. Lear purchased this equipment and software and these services in the ordinary course of its business and in accordance with its normal sourcing procedures for its suppliers in the case of purchases of computer equipment and software and normal procedures for engaging service providers in the case of purchases of computer services.

      Richard Snyder, a Financial Manager at Lear’s headquarters, is a brother-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2003, Mr. Snyder was paid $104,668, which included a bonus of $13,501.

      Robert Snyder, a Commodity Manager at Lear’s headquarters, is a brother-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2003, Mr. Snyder was paid $129,748, which included a bonus of $13,515. Mr. Snyder also received 244 restricted stock units in 2003.

      Michael Spalding, a Senior Account Manager at Lear’s DaimlerChrysler Division, is the brother of David Spalding, a Director of Lear. In 2003, Michael Spalding was paid $103,802, which included total bonuses of $22,152.

      Patrick VandenBoom, an Information Technology Director for Lear, is the brother-in-law of James Vandenberghe, a Director and the Vice Chairman of Lear. In 2003, Mr. VandenBoom was paid $168,965, which included a bonus of $29,465. Mr. VandenBoom also received 506 restricted stock units in 2003.

      John Youvon, a Sales Manager in Lear’s Ford Division, is the brother-in-law of Paul Joseph Zimmer, Lear’s President-Interior Products Division — Europe. In 2003, Mr. Youvon was paid $111,765, which included a bonus of $14,565.

      Paul Joseph Zimmer, Lear’s President-Interior Products Division-Europe, is a director of Piston Automotive, LLC. Lear owns a 49% interest in JL Automotive, LLC, a supplier of automotive interior products. Piston Automotive owns the other 51% interest in JL Automotive. William Zimmer, the brother of Paul Joseph Zimmer, is an employee of Piston Automotive. JL Automotive had sales of $60.9 million in 2003, of which $40.5 million were to Lear.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 2)

      Our Audit Committee has appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2004. A proposal will be presented at the meeting to ratify this appointment. Ratification of the appointment of our independent auditors requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. If the stockholders fail to ratify such selection, other independent auditors will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions.

YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2004.

STOCKHOLDER PROPOSAL

(PROPOSAL NO. 3)

      John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, the owner of 50 shares of our common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Company accepts no responsibility, are set forth below.

3 — Shareholder Input on a Poison Pill

      RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote. Also once this proposal is adopted, dilution or removal of this proposal is requested to be submitted to a shareholder vote at the earliest subsequent shareholder election. Directors have discretion to set the earliest election date and in responding to shareholder votes.

      This topic won an overall 60% yes-vote at 79 companies in 2003. I believe majority shareholder votes are a strong signal of shareholder concern on this topic. I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason.

      I believe that shareholders are more likely to vote in favor of this proposal topic if shareholders have the staff and/or resources to thoroughly evaluate the best corporate governance practices.

      John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278 submitted this proposal.

Poison Pill Negative

      The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

      Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

      Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

      Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

      An anti-democratic management scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

      Source: The Motley Fool

Like a Dictator

      Poison pills are like a dictator who says, “Give up more of your freedom and I’ll take care of you.” “Ultimately if you perform well you remain independent, because your stock price stays up.”

      T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

      I believe our Directors could make a token response to this proposal — hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill with not even a subsequent vote, would not substitute for this proposal.

Council of Institutional Investors Recommendation

      The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for shareholder approval of poison pills.

Shareholder Input on a Poison Pill

Yes on 3

Board of Directors’ Statement in Opposition to the Proposal

      Your Board recommends you vote AGAINST this proposal for the following reasons:

      The Board of Directors has continued to maintain a shareholder rights plan (or “poison pill”) because it believes, based on its collective experience and the advice of outside experts, that the plan protects stockholders’ interests. A rights plan can help your Board fulfill its duties to stockholders and decisions concerning rights plans properly belong to the Board.

      Rights plans were developed in the 1980s to counter a wide range of coercive tactics that had become common in hostile takeovers. A key function of a rights plan is to encourage potential acquirors to negotiate directly with the board of the target company, resulting in a better offer for all stockholders. Rights plans give boards time to evaluate offers, investigate alternatives and take steps necessary to maximize value for all stockholders. Rights plans help prevent abusive takeovers, such as “creeping” acquisitions of a company’s stock in the open market, hostile tender offers made at less than a fair price, partial and two-tiered tender offers that discriminate among stockholders and other practices that can be used to deprive stockholders of the ability to receive a fair price for all of their shares. The Lear rights plan allows the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of Lear and is in the best interest of its stockholders.

      The economic benefits of rights plans have been validated. A study released in 1997 by Georgeson Shareholder Communications, Inc. (formerly Georgeson & Company), a nationally recognized proxy solicitation and investor relations firm, found that, during the period of 1992 to 1996, companies with rights plans received $13 billion in additional takeover premiums and stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums. The study further found that (i) premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid for targets that did not have such plans, (ii) the presence of a rights plan increased neither the likelihood of the withdrawal of a friendly takeover bid nor the likelihood of the defeat of a hostile one, and (iii) the presence of a rights plan did not reduce the likelihood of a company becoming a takeover target. The study is available at Georgeson’s website (www.georgeson.com).

      Delaware law imposes a fiduciary duty on your Board of Directors to act in the best interests of Lear’s stockholders and to oppose unfair takeover offers. Courts have recognized that a rights plan can be a valuable and legitimate tool available to directors in fulfilling their fiduciary duties to stockholders. In upholding the legal validity of rights plans, the Delaware Supreme Court has made it clear that a board of directors is required to act in accordance with its fiduciary duties in maintaining a rights plan. Rights plans are designed to strengthen the ability of a board of directors, in accordance with its fiduciary duties, to protect stockholders from unfair and abusive takeover tactics. Notably, according to a February 2003 study by the Investor Responsibility Research Center, as of the end of 2002 more than 2,000 companies, including sixty percent of the companies in the S&P 500 Index, had an active rights plan. In adopting Lear’s rights plan, your Board of Directors gave careful consideration to the effect of the rights plan on Lear’s stockholders and concluded that the rights plan would benefit Lear and its stockholders.

      Your Board recognizes that a shareholder rights plan is a powerful tool and should be scrutinized on a regular basis. Beginning in 2004, the Nominating and Corporate Governance Committee of the Board, comprised solely of independent directors, will review and evaluate the appropriateness and adequacy of the rights plan not less than once every two years.

      The affirmative vote of the stockholders holding a majority of the shares of Lear common stock represented in person or by proxy at the annual meeting is required to approve this proposal. Because this stockholder proposal is simply a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the rights plan.

      For the reasons set forth above, the Board of Directors urges Lear’s stockholders to reject this proposal.

YOUR BOARD RECOMMENDS A VOTE “AGAINST” THE ADOPTION

OF THE FOREGOING STOCKHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST

THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

      Stockholders who intend to present proposals at the Annual Meeting of Stockholders in 2005 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must send notice of their proposal to us so that we receive it no later than December 1, 2004. Stockholders who intend to present proposals at the Annual Meeting of Stockholders in 2005 other than pursuant to Rule 14a-8 must comply with the notice provisions in our by-laws. The notice provisions in our by-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2005, proper notice of the proposal be received by us not less than 120 days or more than 150 days prior to the first anniversary of the mailing date of this proxy statement. Stockholder proposals should be addressed to Daniel A. Ninivaggi, Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008.

OTHER MATTERS

      We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, persons named in the enclosed proxy intend to vote the shares they represent in accordance with their own judgments.

      Upon written request by any stockholder entitled to vote at the meeting, we will furnish, without charge, a copy of the Form 10-K Annual Report for 2003 which we filed with the Securities and Exchange Commission, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 19, 2004, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Daniel A. Ninivaggi, Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008.

By Order of the Board of Directors

Daniel A. Ninivaggi
Vice President, Secretary & General Counsel

APPENDIX A

LEAR CORPORATION

AUDIT COMMITTEE CHARTER

I.	Purpose

      The primary objectives of the Audit Committee (the “Committee”) are: (1) to assist the Board of Directors (the “Board”) of Lear Corporation (“Lear” or the “Company”) in monitoring (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory financial accounting requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditor; (2) to prepare the report that Securities and Exchange Commission (the “Commission”) rules require to be included in the Company’s annual proxy statement; and (3) to provide an avenue of communication among the Board, independent auditor, management, and internal auditors.

II.	Membership and Meetings

      The number of members of the Committee shall be determined by the Board but in any event shall not be less than three members. Each member shall meet, as determined by the Board in its reasonable business judgment, the independence and experience requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission, each as in effect from time to time. Each member of the Committee shall also have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements and at least one member of the Committee shall be an “audit committee financial expert” as defined by the rules of the Commission.

      The members of the Committee shall be appointed by the Board. If a Committee chairperson is not designated by the Board, the members of the Committee will designate a chairperson by majority vote.

      The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee should meet privately in executive session periodically with management, the director of internal audit, the independent auditor, and as a committee to discuss matters that it or each of these groups believes should be discussed. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

      Each director serving as a member of the Committee shall be indemnified with respect to such director’s service on the Committee pursuant to the Company’s by-laws and any contractual arrangements between such director and the Company providing for director indemnification.

III.	Authority and Responsibilities

A.	Authority

The Committee:

•	shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee

•	shall have the authority to obtain advice and assistance from outside legal, accounting or other advisors and shall be provided with appropriate funding to compensate such advisors and to compensate the independent auditor for rendering or issuing an audit report or performing other audit, review or attest services

•	shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and have direct access to the independent auditor as well as anyone in the Company

•	shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, other than de minimis services provided that the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Exchange Act are otherwise satisfied

•	shall not engage, or otherwise permit the Company to engage, the independent auditor to provide any of the following non-audit services and arrangements: (1) the performance of any internal audit services; (2) the performance of any information technology services; (3) any arrangement pursuant to which the independent auditor provides personnel to the Company on a temporary basis; and (4) any non-audit services prohibited under Section 10A of the Exchange Act (Section 10A of the Exchange Act currently prohibits (a) bookkeeping or other services related to the accounting records or financial statements of the audit client, (b) financial information systems design and implementation, (c) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (d) actuarial services, (e) internal audit outsourcing services, (f) management functions or human resources, (g) broker or dealer, investment adviser, or investment banking services, (h) legal services and expert services unrelated to the audit, and (i) any other service that the Public Company Accounting Oversight Board, which was established under Section 101 of the Sarbanes-Oxley Act of 2002, determines, by regulation, is impermissible)

B. Responsibilities

With respect to independent auditor oversight, the Committee:

•	shall review quarterly a report by the independent auditor regarding: (1) the independent auditor’s internal quality control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (3) all relationships between the independent auditor and the Company

•	shall review the independent auditor’s audit plan for completeness of coverage, reduction of redundant efforts, and effective use of audit resources and shall discuss scope, staffing, locations, reliance upon management, and internal audit and the general audit approach, with the independent auditor

•	shall annually evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of such auditor’s lead partner, and shall consider the opinions of management, the internal auditors and the independent auditor while performing these responsibilities

•	shall ensure the rotation of the independent auditor’s lead partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law

•	shall consider whether the Company should rotate the independent auditor on a regular basis

•	shall present its conclusions regarding the independent auditor to the full Board

With respect to financial statements, the Committee:

•	shall discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles

•	shall review and discuss quarterly reports from the independent auditor on (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information with generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences

•	shall examine the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company

•	shall discuss the quarterly financial statements, prior to the release of earnings and the statements’ filing or distribution, with management and the independent auditor, including the Company’s disclosures under the Management Discussion and Analysis section

•	shall discuss annual audited financial statements, prior to the statements’ filing or distribution, including the Company’s disclosures under the Management Discussion and Analysis section, with management and the independent auditor

•	shall, prior to release of the year end earnings, discuss the results of the audit with the independent auditor

•	shall review, with management and the independent auditor, filings with the Commission and other published documents containing the Company’s financial statements and consider whether the information contained in the documents is consistent with the information contained in the financial statements

With respect to audit functions, the Committee:

•	shall regularly report to the Board and review with the full Board any issues that arise concerning: (1) the quality or integrity of the Company’s financial statements; (2) the Company’s compliance with legal or regulatory requirements; (3) the performance and independence of the Company’s independent auditor; or (4) the performance of the internal audit function

•	shall ensure that the Company has an internal audit function, that at a minimum consists of an appropriate control process for reviewing and approving its internal transactions and accounting

•	shall assess issues regarding the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies

•	shall periodically and separately meet with management, internal auditors and the independent auditor to discuss auditing issues

•	shall provide an avenue of communication among the Board, the independent auditor, management, and internal auditors

•	shall regularly review with the independent auditor, any problems or difficulties the independent auditor encounters in the course of the audit work, and management’s response thereto, including any restrictions on the scope of the independent auditor’s activities or access to requested information and any significant disagreement with management

•	shall review the integrity of the Company’s financial reporting process and controls, including computerized information systems controls and security with the management, the independent auditor, and the internal auditors

•	shall review and discuss earnings press releases, paying particular attention to any use of pro forma or adjusted non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies, with management or the Board

•	shall discuss certain matters requiring communication to the Committee in accordance with the American Institute of Certified Public Accountants SAS 61 including, without limitation, (1) the auditor’s responsibility in an audit and the nature of the assurance provided, (2) initial selection of and changes in significant accounting policies or their application and (3) any disagreements with management about matters that could be significant to the Company’s financial statements or the auditor’s report

•	shall discuss policies and guidelines to govern the process by which risk assessment and risk management is undertaken by management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

•	shall set hiring policies governing the Company’s hiring of employees or former employees of the Company’s independent auditor

•	shall obtain from the independent auditor assurance that the independent auditor has not been engaged by the Company to provide services in violation of Section 10A of the Exchange Act (prohibition on certain non-audit services and pre-approval by the Committee of any legally permitted non-audit services)

•	shall annually review the adequacy of this charter and submit any recommended changes to the Board for approval and publication in accordance with Commission regulations

•	shall annually review its own performance

With respect to the internal audit department, the Committee:

•	shall annually review with management and the director of the internal audit department: (1) the internal audit department’s responsibilities; (2) the internal audit department’s budget, staffing and audit plan; (3) the independence and qualifications of the internal audit department staff; (4) any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information; and (5) any changes required in the planned scope of their audit plan

•	shall review and concur in the appointment, replacement, reassignment, or dismissal of the director of the internal audit department

•	review significant reports prepared by the internal audit department together with management’s responses and follow-up to the reports

With respect to other responsibilities, the Committee:

•	shall review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls

•	shall establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters

•	shall review with the Company’s general counsel, on at least an annual basis, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or government agencies and advise the Board of its findings

•	shall review with the Company’s general counsel the results of the review of the Company’s monitoring of compliance with the Company’s Code of Business Conduct and Ethics and advise the Board of its findings

•	shall prepare any Commission required reports to the shareholders and such reports should be included in the Company’s annual proxy statement

•	shall maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities

      The Committee also shall undertake such additional activities within the scope of its primary function as the Board or the Committee may from time to time determine or as may otherwise be required by law, the Board or the Company’s by-laws or charter. The Committee shall be provided adequate funding for payment of expenses of the Committee necessary to carry out its duties.

      The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board of the Company. While the Committee has the responsibilities and powers set forth by this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

ADMISSION TICKET

LEAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 13, 2004 AT 10:00 A.M. (EASTERN TIME)
LEAR CORPORATION
5200 AUTO CLUB DRIVE
DEARBORN, MICHIGAN 48126

ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS

DETACH PROXY CARD HERE

☐	Mark, Sign, Date and	☒
	Return the Proxy Card	Votes must be indicated
	Promptly Using the	(x) in Black or Blue ink
Enclosed Envelope

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE NOMINEES IN PROPOSAL NO. 1 AND “FOR”
PROPOSAL NO. 2

1.	Election of Directors

FOR all	☐	WITHHOLD	☐	*EXCEPTIONS	☐
nominees		AUTHORITY
listed below		to vote for all
nominees listed
below

Nominees:	Larry W. McCurdy, Roy E. Parrott, and Richard F. Wallman

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions __________________________________________

2.	Ratify the appointment of Ernst & Young LLP as our independent auditors for 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS
RECOMMENDS THAT YOU VOTE “AGAINST”
PROPOSAL NO. 3

	FOR		AGAINST		ABSTAIN
3. Stockholder proposal	☐		☐		☐
regarding our shareholder
rights plan.

		YES		NO
4. Do you plan to attend		☐		☐
the Meeting?

To change your address, please mark this box.	☐

     S C A N       L I N E

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date	Share Owner sign here	Co-owner sign here

     Dear Stockholder:

     The Annual Meeting of Stockholders (the “Meeting”) of Lear Corporation (the “Company”) will be held at 10:00 a.m. (Eastern time) on Thursday, May 13, 2004 at Lear Corporation, 5200 Auto Club Drive, Dearborn, Michigan 48126.

     To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the Meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

     In order to assist the Company in preparing for the Meeting, please indicate on item 4 on the proxy whether you currently plan to attend the Meeting.

     If you attend the Meeting in person, detach and bring this letter to the Meeting as an admission ticket for you and up to two of your guests.

March 31, 2004

LEAR CORPORATION
PROXY/VOTING INSTRUCTION CARD

     This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 13, 2004 or any adjournment or postponement thereof (the “Meeting”).

     The undersigned appoints Daniel A. Ninivaggi and David C. Wajsgras, and each of them, with full power of substitution in each of them, the proxies of the undersigned, to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

Change of address

LEAR CORPORATION
P.O. BOX 11211
NEW YORK, NY 10203-0211